Exhibit 10.117

Second Amendment to Employment Agreement

    This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Second Amendment”), is being entered into effective June 22, 2016 by and between VistaGen Therapeutics, Inc., a Nevada corporation (the “Company”) and Dr. H. Ralph Snodgrass (the “Executive”).

    WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of April 28, 2010 and subsequently amended on May 9, 2011 (as amended, the “Employment Agreement”);

    WHEREAS, the Executive continues to perform valuable services for the Company and the Company desires to assure itself of the continuing services of the Executive; and

    WHEREAS, in consideration of the foregoing and in order to amend the terms of the Employment Agreement, the Company and the Executive desire to enter into this Second Amendment to increase the Executive’s Base Salary, as such term is defined in the Employment Agreement, in accordance with the present intent of the Company and the Executive.

    NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, and in further consideration of the mutual covenants contained in the Employment Agreement, the parties do hereby agree that the Employment Agreement is hereby amended as follows:

1.
Base Salary. Section II.A of the Employment Agreement is hereby deleted and replaced in its entirety with the following (with all capitalized terms having the meaning originally ascribed thereto in the Agreement):

“Base Salary.  In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of Three Hundred Fifty Thousand Dollars ($350,000) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.”

2.
Counterparts. This Second Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

3.
 Ratification. All terms and provisions of the Employment Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Second Amendment, all references to the term “Agreement” in this Second Amendment or the original Employment Agreement shall include the terms contained in this Amendment.

[Signature Page Follows]

    IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Employment Agreement, as of the date first set forth above.

VISTAGEN THERAPEUTICS, INC.

By:	/s/ B. J. Underdown
Name: Brian Underdown
Title: Director, Chair Compensation Committee /s/ H. Ralph Snodgrass H. Ralph Snodgrass